EXHIBIT 99.1




                         KODAK TO ACQUIRE IMATION'S
                          MEDICAL IMAGING BUSINESS

           $520 Million Investment Strengthens Kodak's Commitment
                       in Medical Imaging Marketplace

          ROCHESTER, NY, and OAKDALE, MN, August 3, 1998 -- Eastman Kodak Company (NYSE: EK) and Imation Corp. (NYSE:IMN) today announced that they have concluded an agreement for Kodak to acquire most of Imation's worldwide medical imaging business, including its DryViewTM laser imaging business.

          Under the terms of the agreement, Kodak will pay Imation approximately $ 520 million in cash at closing and will acquire certain assets and assume certain liabilities of Imation's medical imaging business, including Imation's manufacturing facilities in White City, Oregon and Oakdale, Minn., and all of the outstanding shares of Imation's Cemax-IconTM subsidiary in Fremont Calif. Kodak has also agreed to reimburse Imation for certain contingent amounts payable to the former shareholders of Cemax-Icon.

          The business being acquired by Kodak generates approximately $ 500 million in revenues annually. Approximately 1,600 Imation employees worldwide will transfer to Kodak.

          Imation will retain its manufacturing facility in Ferrania, Italy, where the company will manufacture x-ray and wet laser medical imaging film for Kodak under a supply agreement for a minimum of two years. As part of the cash payment, and in connection with the Ferrania supply agreement, Kodak will pay Imation $ 20 million in cash at closing. The company also will make a payment of up to an additional $ 25 million no later than termination of the supply agreement. Under a separate supply agreement, Kodak will supply document imaging products to Imation out of the White City, Oregon facility.

          According to Kodak, after amortization of goodwill and funding costs, it is anticipated that the transaction, on an operating basis, will be earnings neutral for Kodak during the first 12 months following the transaction and accretive to earnings thereafter. Kodak will fund the acquisition with cash from internal operations and additional cash, if needed, from the capital markets. The company expects the cost of the acquisition to have no significant impact on the company's debt-to-capital ratio.

          Imation officials indicated that the company anticipates reporting an after-tax gain at closing of approximately $ 75-80 million, net of estimated costs of the transaction. The company also identified plans for use of the sale proceeds in three areas, where appropriate: to support investments in the company, to repay debt and to buy back the company's stock.

          In addition, upon closing of the acquisition, or if the transaction does not close due to the failure to receive applicable regulatory approvals, the civil litigation concerning certain intellectual property disputes between the companies in the United States and Italy will be settled. At the same time, the related civil litigation between Kodak and Minnesota Mining & Manufacturing Co. (NYSE:MMM) also will be settled. Further details of the settlements were not disclosed.


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          "When we publicly updated our corporate strategy last November, we reaffirmed the importance of our Health Imaging business," said Daniel
A. Carp, Kodak President and Chief Operating Officer. "Today, we are confirming our commitment with this acquisition, which significantly improves our position in the medical imaging field. This transaction enhances our ability to market innovative products and services, and provides value for our medical imaging customers, as well as the company's shareholders."

          "The sale of our medical business is a triple win -- for our customers, our shareholders and Imation employees" said William Monahan, Chairman and Chief Executive Officer of Imation. "Our medical imaging customers will continue to receive the same high-quality products and services, backed by the focused global resources of Kodak. Imation customers, shareholders and employees will benefit through Imation's increased focus on our core opportunities in data storage, data management, image management and color management solutions, and through our ability to use the proceeds to pay down debt, invest in key growth opportunities and resume our stock buyback, as appropriate." (See: "Sale of Medical Imaging Business Allows Imation to Sharpen Focus; Enhance Shareholder Value," Business Wire 8/3/98.)

          "This acquisition brings together the medical imaging units of two companies, each with a long heritage of product innovation," said Martin M. Coyne, President of Health Imaging and a Vice President of Kodak. "It will enable Kodak to develop and market a broader portfolio of world class imaging products to meet the needs of our medical imaging customers worldwide. This acquisition expands the range of diagnostic printing systems for our medical customers. This clearly underscores our ongoing commitment to satisfying the evolving needs of the medical profession."

          Principal products included in Imation's medical imaging business are: DryView laser imaging systems, Imation wet laser imagers, Imation chest system, Imation TrimaxTM x-ray films, conventional x-ray film processing systems, Imation wet laser films, and Cemax-Icon digital picture-archiving and communication systems (PACS) products. In addition to the medical imaging assets, Kodak will also acquire rights to Imation's DryView Imagesetting Film business in the graphic arts industry.

          Kodak will integrate the acquired businesses into its Health Imaging business and indicated that it does not expect the transaction to have an adverse impact on its previously announced cost reduction goals.

          Consummation of the transaction is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of other applicable antitrust approvals and customary closing conditions. The transaction is expected to close in the first quarter of 1999.

          Imation supplies a variety of products and services worldwide for the information and image management industry, specializing in imaging and data storage solutions. In 1997, the Company generated revenues of approximately $ 2.2 billion. Imation employs approximately 9,500-people worldwide and is based in Oakdale, Minn.

          Additional information about Imation is available on the Company's Web site at www.imation.com or by calling Imation toll-free at 1-888-466-3456. To receive recent earnings and news releases, corporate information and related shareholder


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services, call Imation's toll-free shareholder information line at
1-888-IMN-NYSE (1- 888-466-6973).

          For additional information about Kodak, visit our web site on the Internet at: www.kodak.com/

         Media Contacts:

                Eastman Kodak Company
                Charles S. Smith
                716/724-4513 (voice)
                716/724-0964 (fax)
                cssmith(pound)kodak.com (e-mail)
                or
                Imation Corp.
                Bradley D. Allen
                651-704-5818 (voice)